                                                                      Exhibit 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com
                                                               -----------------

                      ASV Issues Initial Guidance for 2005

                    Sales Expected to Increase 38-45% in 2005

         GRAND RAPIDS, MN (December 22, 2004) -- ASV, Inc. (NASDAQ: ASVI) today issued its initial financial guidance for 2005. ASV anticipates its net sales for the year ending December 31, 2005 will be in the range of $210-230 million, an increase of 38-45% over its anticipated sales of $153-158 million for 2004. ASV anticipates sales of its R-Series Posi-Track products will account for approximately 45% of its projected 2005 net sales, with undercarriage sales to Caterpillar Inc. (NYSE: CAT) accounting for approximately 33% of its projected net sales for 2005, an increase of 27-28% over 2004. Sales from ASV's recently acquired subsidiary, Loegering Mfg. Inc., are expected to account for approximately 12% of ASV's projected net sales for 2005, with parts and used equipment accounting for approximately 10%.

         Commenting on ASV's outlook for 2005, ASV CEO Gary Lemke stated, "The rubber track loader market has grown from $10 million in 1995 to an expected $500 million for 2004. As we close out 2004, we continue to see growth for this market in 2005. We plan to capitalize on this growth by introducing another new R-Series Posi-Track model at our dealer meeting in January 2005. This new 86-horsepower model includes many of the features already found on our larger R-Series machines, along with a distinctive new vertical lift loader design. This new loader design allows increased lift heights and greater forward reach than our current R-Series products and is becoming increasingly popular in the construction, site development and rental markets. This exciting new model was announced in a letter to our dealers earlier this month and is expected to go into production after our dealer meeting. We also intend to formally roll out the Loegering Versatile Track System(R) (VTS) in 2005. We have spent the last few months working with Loegering suppliers to assure adequate quantities of raw materials are available to meet the expected demand for this product in 2005."

         As mentioned above, ASV anticipates the sales of its undercarriages to Caterpillar Inc. for use on their 5-model line of Multi-Terrain Loaders (MTL) will increase in 2005 to $69-76 million, compared with $54-60 million in 2004. Discussing this increase, Lemke stated "The success Caterpillar has had with their MTL products has led to increased undercarriage orders for 2005. Even with the contractual gross profit revisions for 2005, we anticipate our overall gross profit percentage on the sale of undercarriages will exceed 20% for 2005."

         During 2004, ASV has been able to increase its quarterly gross profit percentage, even in the face of rising steel costs. For 2005 ASV anticipates its gross profit percentage will be in the range of 22-23% for the twelve months ended December 31, 2005. With the acquisition of Loegering, selling, general and administrative expenses are expected to be in the range of 7.0-8.0% of net sales for 2005. Research and development expenses are currently expected to be in the range of 0.50-0.75% of net sales for 2005.

         Anticipated E.P.S.
         ------------------

         ASV currently has approximately 13.3 million shares of common stock outstanding, with Caterpillar owing 24% of ASV's shares. Based upon the factors mentioned above, ASV anticipates its diluted earnings per share for 2005 will be in the range of $1.50-1.65 per share. This represents an increase of 25-31% over ASV's estimated range of diluted earnings per share of $1.20-1.26 for 2004. This earnings per share guidance does not include an estimated $.05 per share effect of implementing FASB Standard No. 123(R), Share-Based Payment, requiring the expensing of stock options for the second half of 2005. ASV assumes a total of 14 million shares of common stock outstanding in its diluted earnings per share calculation for 2005.

         About ASV
         ---------

         ASV designs, manufactures and sells rubber-tracked, all-purpose crawlers and related accessories, attachments and traction products. ASV also manufactures rubber-tracked undercarriages, some of which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com or Loegering's website at www.loegering.com.

         Note: The statements set forth above regarding ASV's future expected sales, sales mix, expense and earnings levels and earnings per share, growth in the rubber track loader market, timing of introduction and sales of new R-Series Posi-Track products and the Versatile Track System and future production plans are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of the MTL machines, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2004.